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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest event reported):  January 16, 1998




                     CRESCENT REAL ESTATE EQUITIES COMPANY
            (Exact name of Registrant as specified in its Charter)



           Texas                     1-13038                     52-1862813
  (State of Organization)     (Commission File Number)         (IRS Employer
                                                          Identification Number)

      777 Main Street, Suite 2100
           Fort Worth, Texas                                       76102
(Address of Principal Executive Offices)                         (Zip Code)


                                (817) 877-0477
             (Registrant's telephone number, including area code)

     Item 5.   Other Events.

     On January 16, 1998, Crescent Real Estate Equities Company (collectively with its subsidiaries, the "Company") entered into an agreement and plan of merger (the "Merger Agreement") pursuant to which Station Casinos, Inc. ("Station") will merge (the "Merger") with and into the Company. Station is an established multi-jurisdictional gaming company that owns and operates, through wholly-owned subsidiaries, six distinctly-themed casino properties, four of which are located in Las Vegas, Nevada, one of which is located in Kansas
City, Missouri and one of which is located in St. Charles, Missouri. The
Merger Agreement also provides for certain alternative structures to facilitate the combinations of the businesses of the Company and Station. As a result of the Merger, the Company will acquire the real estate assets of Stations, as well as certain of its operating assets.

     As part of the transactions associated with the Merger, but immediately prior to the Merger, certain operating assets and the employees of Station will be transferred to a limited liability company to be formed (the "Operating Company"). The Operating Company will be owned 50% by Crescent Operating, Inc. (an affiliate of the Company) or another affiliate established by the Company 24.9% by a newly formed entity (the "Management Entity") owned by three of the existing directors of Station (including its Chairman, President and Chief Executive Officer) and 25.1% by a separate newly formed entity owned by other members of Station management (the "Secondary Management Entity"). The Operating Company will operate the six casino properties currently operated by Station pursuant to one or more leases with the Company. Each lease will have a 10-year term, with one, five-year renewal option. Each lease will be a triple-net lease, and will provide that the Operating Company is required to maintain the properties in good condition at its expense. The Company will establish and maintain a reserve account to be used under certain circumstances for the purchase of furniture, fixtures and equipment with respect to the properties, to be used from time to time to replace furniture, fixtures and equipment. Each lease will provide for base and percentage rent but the amount of the rent has not yet been determined. Under each lease, the Company will have a right of first refusal to acquire, and thereafter to include under the appropriate lease, any additional casino and/or hotel properties which the Operating
Company desires to acquire.

     In order to effect the Merger, the Company will issue .466 common shares of beneficial interest, par value $0.01 per share (the "Common Shares"), of the Company for each share of common stock of Station (including each restricted share) that is issued and outstanding immediately prior to the Merger. In addition, the Company will create a new class of preferred shares (the "Preferred Shares") which will be exchanged, upon consummation of the Merger, for the shares of $3.50 Convertible Preferred Stock of Station outstanding immediately prior to the Merger. The Preferred Shares will be convertible into Common Shares of the Company (based on a conversion ratio that will reflect the Merger
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exchange ratio) and will be entitled to receive dividends of $3.50 per annum prior to the payment of distributions to holders of the Common Shares. The holders of the Preferred Shares generally will have no voting rights, unless required by law.

     The total value of the Merger transaction, including the Company's issuance of Common Shares and Preferred Shares in connection with consummation of the Merger and the Company's assumption and/or refinancing of approximately $919 million in existing indebtedness of Station and its subsidiaries, is currently valued at approximately $1.7 billion.

     Consummation of the Merger is subject to various conditions, including Station's receipt of the approval of two-thirds of the holders of both its common stock and its preferred stock, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1974, and the receipt by the Company and certain of its officers, directors and affiliates of the approvals required under applicable gaming laws. It is anticipated that the Merger and the associated transactions will be consummated in the third quarter of 1998. Certain individuals who own in the aggregate approximately 41% of the outstanding capital stock of Station have agreed to vote in favor of the merger.

     The Company will be entitled to receive a break-up fee of $54 million if the Merger Agreement is terminated (i) by either the Company or the Board of Directors of Station if any required approval of the Merger by the holders of each class of capital stock of Station shall not have been obtained by reason of the failure to obtain the required vote of stockholders, (ii) by the Company if the Board of Directors of Station shall not recommend the Merger or shall recommend a superior proposal or (iii) by the Board of Directors of Station if it receives a superior proposal that the Company does not match or exceed.

     The Company has agreed to invest up to $115 million in Station prior to completion of the Merger through the purchase, upon one or more calls by Station, of a new class of convertible preferred stock of Station. The Company must fund the purchase price for shares of the preferred stock (at a purchase price of $1,000 per share) on the 10th business day following notice from Station requiring the purchase of at least 5,000 (but less than 25,000) shares and on the 20th business day following notice from Station requiring the purchase of 25,000 shares or more. The Company generally is not required to purchase shares of the preferred stock more than two times in any 30-day period. The preferred stock is redeemable at any time at the option of Station for cash equal to the redemption price (the purchase price plus any unpaid dividends) or for common stock of Station with a market value of approximately 111% of such redemption price (with the market value determined based on a 20-day trading average preceding notice). Dividends of $100 per share are payable annually on the shares of preferred stock outstanding. The preferred stock has no voting rights except as required by law. Station must use the proceeds of the sales of the preferred stock to repay indebtedness used to complete acquisitions or development of master-planned expansion projects at existing hotel/casino properties, unless the Company agrees to an alternative use of proceeds.

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     In connection with the transaction, the Company will enter into a Right of
First Refusal and Noncompetition Agreement with the Operating Company. Under the agreement, the Company will grant the Operating Company a right of first refusal as to any lease arrangement (a "master lease") for a gaming property (defined as real estate on which hotel and casino or other gaming-relating operations are conducted) in which the operators of the business conducted at the property prior to the date the property is owned or acquired by the Company will cease to operate the business. The Operating Company will grant the Company a right of first refusal to invest, directly or indirectly, (i) in gaming properties (including the opportunity to provide services related to real estate or to invest in a hotel property), real estate mortgages, real estate derivatives, or entities that invest primarily in or have a substantial portion of their assets in such types of real estate assets or (ii) any other gaming-related investments that can be structured as REIT-suitable investments. In addition, without the prior written consent of the Management Entity, the Company, Crescent Operating and their affiliates may not own, operate or otherwise engage in activities related to any gaming properties other than gaming properties operated and leased by the Operating Company or an entity under its control, provided that the Company may own a gaming property if a master lease arrangement already exists at the property, if gaming activities conducted at the property are incidental to the primary business operations at the property or if the sellers or operators desire to enter into a master lease arrangement with the Company. Under the agreement, without the prior written consent of the Company, neither the Management Entity, the Secondary Management Entity, nor any of the affiliates of either, may own, operate or otherwise engage in any activities related to gaming properties that are not operated and leased by the Operating Company or an entity under its control.

     Upon consummation of the merger, the number of members of the Board of Trust Managers of the Company will be increased by two. The two new members will be Frank J. Fertitta III, the Chairman, Chief Executive Officer and a director of Station, and Lorenzo J. Fertitta, currently a director of Station and brother of Frank J. Fertitta III.
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Item 7. Financial Statements and Exhibits.

(c) Exhibits

         Exhibit No.                    Description
         -----------                    -----------

            2.01        Agreement and Plan of Merger, dated as of January 16,
                        1998, by and between the Registrant and Station Casinos, Inc. (filed herewith without certain schedules; the Registrant agrees to furnish supplementally to the Commission a copy of any omitted schedule upon request)



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                                   SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 26, 1998            CRESCENT REAL ESTATE EQUITIES COMPANY



                                    By:  /s/ DALLAS E. LUCAS
                                         -----------------------
                                             Dallas E. Lucas
                                        Senior Vice President and
                                         Chief Financial Officer



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                                 EXHIBIT INDEX

         Exhibit No.                    Description
         -----------                    -----------


            2.01        Agreement and Plan of Merger, dated as of January 16,
                        1998, by and between the Registrant and Station Casinos, Inc. (filed herewith without certain schedules; the Registrant agrees to furnish supplementally to the Commission a copy of any omitted schedule upon request)